Crdentia Corp. Announces Acquisition of Nurses Network, Inc.


SAN FRANCISCO, CA.- (BUSINESS WIRE)-October 3, 2003--Crdentia Corp. (OTCBB:
CRNC), announced today that pursuant to an Agreement and Plan of Reorganization it has completed the acquisition of Nurses Network, Inc. Upon the terms and conditions in the merger agreement, Nurses Network became a subsidiary of Crdentia Corp. Nurses Network is based in San Francisco, CA and provides licensed staff for medical clinics as well as skilled home healthcare visits. This is Crdentia's second medical staffing acquisition in the Bay Area.


Nurses Network's management attributes their success to their dedication to customer service as well as their experienced staff of clinical nurses. They strive for the highest degree of customer satisfaction and enjoy a strong reputation for quality service among their customers.


About Crdentia Corp.


Crdentia Corp. seeks to capitalize on an opportunity that currently exists in the healthcare industry by targeting the critical nursing shortage issue. There are many small companies that are addressing the rapidly expanding needs of the healthcare industry. Unfortunately, due to their relatively small capitalization, they are unable to maximize their potential, obtain outside capital or expand. By consolidating well-run small private companies into a larger public entity, Crdentia intends to facilitate access to capital, the acquisition of technology, and expanded distribution that, in turn, drive internal growth.


Forward Looking Statements


Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" in the Company's Forms 10-KSB, Forms 10-QSB, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company's management team, members of which have other business interests; the ability to successfully implement the Company's business plan; the ability to continue as a going concern; the ability to fund the Company's business and acquisition strategy; the growth of the temporary healthcare professional staffing business; difficulty in managing operations of acquired businesses; uncertainty in government regulation of the healthcare industry; and the limited public market for the Company's common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.


CONTACT:
Crdentia Corp.
James D. Durham CEO and Chairman
415-543-1535
www.crdentia.com